Exhibit 10.19

Operational Equipment & Logistics Solutions
February 28, 2011

To:	Jason Wallace
From:	Dan Clarkson/Luke Hillier
Re:	2011 Compensation Plan Details
Jason:
Below are the details for your 2011 Executive Compensation Plan. This plan will be retroactive to January 1, 2011. All executives will be required to sign a new NDA prior to this plan taking effect.
Annual Base Salary
$13,461.54 paid bi-weekly, annualizes to $350,000
Annual Bonus Opportunity
$395,000
Bonuses will be paid as a combination of quarterly achievement bonuses and a year-end EBITDA bonus.
•	Sales Bonus Goal

•	Year-End EBITDA Bonus Goal: $197,500 (at 100% EBITDA)
Please note, there will be no cap to the EBITDA portion of this bonus plan. Should the company surpass its EBITDA goal, bonus payout will multiply by the same percentage at which this goal is exceeded. (i.e., if company EBITDA exceeds plan by 20%, the EBITDA bonus target will be 120% of stated bonus goal)
Car Allowance
$650/month

Total Target Earnings (annualized)
Sales Bonus	$197,500
EBITDA Bonus	$197,500
Car Allowance	$7,800
Base Salary	$350,000

TOTAL	$752,800
Please note — this plan provides an annualized target for earnings and is not guaranteed. Compensation plans are subject to change at the sole discretion of the company. Please be advised that business needs may require occasional shifts in territories and personnel. All commission payments will be disbursed under the terms of the ADS Commission Policy, located on the Company Intranet. This document in no way implies a contract for continued employment. Employment is At-Will.
     Compensation information is private and confidential and for your sole use. Any employee found to be sharing compensation information may be subject to disciplinary action up to and including termination.
     You must be employed at the time of payment in order to be eligible for any bonus payments.

/s/ Luke Hillier		/s/ Jason Wallace

Luke Hillier	date	Jason Wallace	date